Malibu Boats, Inc. Provides Business Update on COVID-19
Suspends operations at manufacturing facilities to protect employees
Enhances financial strength and flexibility
Withdraws fiscal year 2020 outlook

LOUDON, Tenn., March 24, 2020 (Globe Newswire) – Malibu Boats, Inc. (Nasdaq: MBUU), announced today several key actions to ensure the health and safety of its key stakeholders.
“We are all navigating uncharted waters, as uncertainty in the broader macro-economic environment has reached unprecedented levels. In this moment, the health and safety of our employees, dealers and customers remain our top priority. As a result, we made the difficult decision to suspend operations at our manufacturing facilities out of an abundance of caution for the communities we serve,” commented Malibu Boats’ Chief Executive Officer, Jack Springer.
“Despite the volatility in the global markets, Malibu remains in an excellent financial position. To ensure we maintain sufficient liquidity, we have drawn just under $100 million on our current revolver to support operations and strategic investments in the event of a prolonged lower demand environment. Further, our historical commitment to operational excellence and vertical integration initiatives will allow us to withstand the downward retail momentum that is beginning to reverberate throughout the world. These strategies will allow us to remain nimble and align our cost structure quickly to lowered retail demand to preserve margins,” continued Mr. Springer.
Mr. Springer concluded, “Given that the uncertainty and rapid spread of this virus and its ultimate impact on the broader macro-environment is unknown at this point, we believe it is prudent to withdraw our fiscal year 2020 outlook at this time. We believe our discipline in both good times and bad will enable Malibu to extend our leadership position in the broader marine industry.”
Suspends Operations at Manufacturing Facilities
Malibu Boats will be closing its manufacturing facilities, effective March 24, 2020 through April 6, 2020.
Enhances Financial Strength and Flexibility
The Company has drawn $98.8 million on its revolver under its current credit agreement to ensure sufficient liquidity. As of March 23, 2020, Malibu had cash and cash equivalents in excess of $130 million.
Withdraws Fiscal Year 2020 Outlook
The Company is withdrawing fiscal year 2020 outlook provided on February 6, 2020, given the unprecedented uncertainty related to the COVID-19 pandemic. Malibu expects to provide further updates on its fiscal third quarter 2020 earnings call.

About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ – 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, or www.pursuitboats.com.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release regarding the uncertain impact on the Company of the COVID-19 pandemic, the Company’s ability to extend its leadership position in the marine industry, and the Company’s ability to withstand downward retail momentum. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the coronavirus (COVID-19) pandemic on the Company; general industry, economic and business conditions; the Company’s large fixed cost base; the Company’s ability to grow its business through acquisitions and integrate such acquisitions to fully realize their expected benefits; the Company’s reliance on its network of independent dealers and increasing competition for dealers; intense competition within the Company’s industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; the Company’s ability to execute its manufacturing strategy successfully; the success of the Company’s engines integration strategy; and other factors affecting the Company detailed from time to time in its filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside the Company’s control, and there may be other risks and uncertainties which the Company does not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, the Company can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise.

Contacts
Malibu Boats, Inc.
Wayne Wilson
InvestorRelations@MalibuBoats.com